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FT Corporate Post for NYSE ETF Bell Ringing

Post Link:
https://www.linkedin.com/feed/update/urn:li:activity:7402360957085175808

Post: This morning, Franklin Templeton had the honor of ringing the opening bell at the @NYSE to celebrate two important milestones for our ETF business. We marked the launch of our Franklin Solana ETF (SOEZ) and celebrated the continued expansion of our active municipal bond ETF suite.

Today's celebration also comes at a meaningful moment for our organization: Franklin Templeton has officially surpassed $50 billion in ETF assets under management. This milestone reflects the strength of our platform, the innovation of our investment teams, and the trust our clients place in our ETF solutions.

We thank the @NYSE and @Lynn Martin for hosting us and look forward to continuing to serve investors with a broad, forward-looking range of ETF offerings.

Photo Credit: New York Stock Exchange

$SOEZ Website: bit.ly/4rAxqWQ

To learn more view prospectus: bit.ly/48BklnP

Screenshot:

Franklin Templeton
352,467 followers
12m • Edited •

Yesterday, Franklin Templeton had the honor of ringing the opening bell at the NYSE to celebrate two important milestones for our ETF business. We marked the launch of our Franklin Solana ETF (SOEZ) and celebrated the continued expansion of our active municipal bond ETF suite.

The celebration also comes at a meaningful moment for our organization: Franklin Templeton has officially surpassed $50 billion in ETF assets under management. This milestone reflects the strength of our platform, the innovation of our investment teams, and the trust our clients place in our ETF solutions.

We thank the NYSE and Lynn Martin for hosting us and look forward to continuing to serve investors with a broad, forward-looking range of ETF offerings.

Photo Credit: New York Stock Exchange

$SOEZ Website: bit.ly/4rAxqWQ

To learn more view prospectus: bit.ly/48BklnP


NYSE OPENING BELL
DECEMBER 3, 2025
FRANKLIN TEMPLETON
FTNY LISTED NYSE
FTMU LISTED NYSE